CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL, AND THE REGISTRANT TREATS SUCH INFORMATION AS PRIVATE AND CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Exhibit 10.28

BUNKER HILL MINING CORP.

-and-

TECK RESOURCES LIMITED

INVESTOR RIGHTS AGREEMENT

June 5, 2025

Table of Contents

Article 1 DEFINITIONS AND INTERPRETATION		1

1.1	Definitions	1
1.2	Rules of Construction	7
1.3	Ownership Percentage	8

Article 2 BOARD OF DIRECTORS		8

2.1	Board Nominee	8
2.2	Management to Endorse and Vote	10
2.3	Rights and Privileges of Investor Nominee	10
2.4	Right to Information	10

Article 3 additional rights and covenants		11

3.1	Standstill	11
3.2	Limitations on Transfer	12

Article 4 COVENANTS OF THE CORPORATION		13

4.1	Matters Requiring Special Approval	13

Article 5 . PARTICIPATION RIGHTS		15

5.1	Participation Right	15

Article 6 Representations and Warranties		18

6.1	Representations and Warranties of the Corporation	18
6.2	Representations and Warranties of the Investor	18

Article 7 GENERAL		18

7.1	Notices	18
7.2	Further Assurances	20
7.3	Assignment	20
7.4	Injunctive Relief	20
7.5	Entire Agreement	20
7.6	Time of Essence	20
7.7	Governing Law	20
7.8	Severability	21
7.9	Waiver	21
7.10	Amendments	21
7.11	Binding Effect	21
7.12	Termination	21
7.13	No Partnership	21
7.14	Public Disclosure	22
7.15	Counterparts	22

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made as of the 5th day of June, 2025 (the “Effective Date”)

BETWEEN:

BUNKER HILL MINING CORP, a corporation incorporated under the laws of the State of Nevada

(the “Corporation”)

AND:

TECK RESOURCES LIMITED, a corporation existing under the laws of Canada

(the “Investor”)

WHEREAS:

A. The Corporation and the Investor (each, a “Party” and together the “Parties”) have entered into a subscription agreement (the “Subscription Agreement”), pursuant to which the Corporation has issued US$40 million worth of Shares and Warrants to the Investor; and

B. As a condition to the completion of the transactions contemplated in the Subscription Agreement, the Corporation has agreed to grant certain rights to the Investor, and the Investor has agreed to make certain covenants in favour of the Corporation, each on the terms and subject to the conditions set out in this Agreement.

NOW THEREFORE, in consideration of the respective covenants and agreements of the Parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each Party, the Parties agree as follows:

Article 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, capitalized terms used but not defined in this Agreement shall have the meanings given in the Subscription Agreement and, unless otherwise indicated, the following terms have the following meanings:

“Affiliate” means any Person Controlling, Controlled by, or under common Control with, another Person;

“Applicable Laws” means applicable laws, including international, national, provincial, state, municipal and local laws, treaties, statutes, ordinances, judgments, decrees, injunctions, writs, certificates and orders, by-laws, rules, regulations, ordinances, or other requirements of any Governmental Entity having the force of law;

“Applicable Securities Laws” means all applicable Canadian and United States securities laws and the respective rules and regulations under such laws together with applicable published instruments, notices and orders of the securities regulatory authorities;

“ATM Offer” has the meaning set out in Section 4.1(q);

“ATM Offering” has the meaning set out in Section 4.1(q);

“Board” means the board of directors of the Corporation;

“Business Day” means any day other than a Saturday, Sunday or any other day in which banks in the Province of British Columbia are authorized or required by Applicable Laws to be closed;

“Change of Control Transaction” means a merger, amalgamation, reorganization, business combination, tender offer, exchange offer, take-over bid, statutory arrangement or similar transaction involving the Corporation or its securities resulting in a change of Control of the Corporation or a sale, transfer, lease or other disposition of all or substantially all of its assets, provided that a Change of Control Transaction shall not include any transaction between the Investor and any Affiliate of the Investor;

“Control” means: (a) in respect of a corporation, the ability of a Person or group of Persons acting in concert to influence the manner in which the business of such corporation is carried on, whether as a result of ownership of sufficient voting shares of such corporation to entitle that Person or group of Persons to elect a majority of the directors of such corporation or by contract or otherwise, (b) in respect of a partnership, trust, syndicate or other entity, the actual power or authority to manage and direct the affairs of, or ownership of more than 50% of the transferable beneficial interests in, such entity, or (c) any other relationship as, in fact, constitutes actual control of a Person;

“Convertible Securities” means any securities convertible into or exercisable or exchangeable for Shares, including convertible debt securities and rights to purchase Shares.

“Credible Bid” means any take-over bid (including an amended take-over bid) other than a take-over bid (a) that the Board has determined in good faith, after consultation with its financial and legal advisors, is not reasonably capable of being completed in accordance with its terms, (b) in respect of which the Corporation has publicly announced the Board’s conclusion no later than seven Business Days following the date on which such take-over bid is commenced or the intention to make such take-over bid (together with the material terms of the bid) is publicly announced and, in the absence of such announcement, such bid shall be deemed to be a Credible Bid, or (c) initiated by the Investor, any Affiliate of the Investor, or any Person acting jointly or in concert with any of the foregoing in any manner contrary to the Investor’s covenants and obligations in Section 3.1. In addition, in the event the Corporation or the Board chooses to recommend or support a bid such bid shall be deemed to be a Credible Bid;

“Demand Notice” has the meaning set out in Section 4.1(b);

“Demand Period” has the meaning set out in Section 4.1(b);

“Director” means a member of the Board;

“Director Eligibility Criteria” has the meaning set out in Section 2.1(c);

“EPA Settlement Agreement” means the Consent Decree between the United States of America and Placer Mining Company, Inc., filed with the United States District Court District of Idaho on March 3, 2018 and approved on June 19, 2018 and the Settlement Agreement And Order On Consent For Response Action By Bunker Hill Mining Corp. between the United States Environmental Protection Agency and Bunker Hill Mining Corp., dated as effective May 15, 2018 (EPA Region 10 CERCLA Docket No. 10-2017-0123), as amended by the First Amendment To The Settlement Agreement And Order On Consent For Response Action By Bunker Hill Mining Corp. between the EPA and Bunker Hill Mining Corp., dated as effective December 19, 2021;

“Equity Financing” means the issuance and sale of Equity Securities, directly or indirectly, for cash or cash equivalents.

“Equity Securities” means Shares or Convertible Securities.

“Exchange” means the TSX Venture Exchange, the NEO Exchange, the Toronto Stock Exchange or such other stock exchange(s) and quotation service(s), if any, as the Shares may be listed or quoted on, as applicable, from time to time;

“Exempt Issuance” means the issuance by the Corporation of Shares or Subject Securities: (a) upon the exercise, redemption, conversion or exchange of any Subject Securities for Shares pursuant to their pre-existing terms, (b) to employees, officers, consultants or directors of the Corporation or any Affiliate of the Corporation pursuant to security-based compensation arrangements, including stock option plans and restricted share unit plans, (c) as a result of the consolidation or subdivision of any securities of the Corporation or any Affiliate of the Corporation, (d) as special distributions, stock dividends or payments in kind, (e) pursuant to a shareholder rights plan, (f) to the Investor or any Affiliate of the Investor, or (g) in connection with any bona fide lending transaction or debt financing completed by the Corporation that does not involve the issuance of debt or equity Subject Securities convertible into Shares (which for clarity must be consented to by the Investor pursuant to Section 4.1(a));

“Governmental Entity” means any domestic or foreign: (a) federal, provincial, state, municipal, local or other government, (b) governmental or quasi-governmental authority of any nature, including any governmental ministry, agency, branch, department, court, commission, board, tribunal, bureau or instrumentality, (c) Exchange or securities regulatory authority, or (d) body exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power of any nature;

“Investor Nominee” means the Director who is nominated by the Investor by notice in writing to the Corporation and elected or appointed from time to time to the Board pursuant to the terms of this Agreement;

“Market Price” has the meaning ascribed thereto under the applicable rules and policies of an Exchange;

“Mine” means the Bunker Hill Mine located in the Coeur D’Alene Mining District, in the cities of Kellogg and Wardner and in Shoshone County, Idaho, USA;

“Nomination Notice” has the meaning set out in Section 2.1(d);

“Notice” has the meaning set out in Section 7.1;

“Ownership Percentage” has the meaning set out in Section 1.3(a);

“Participation Right” has the meaning set out in Section 5.1(b);

“Permitted Encumbrances” means:

(a)	liens for taxes, assessments or governmental charges of any Governmental Entity not at the time due or delinquent or, if due or delinquent, the validity of which is being contested at the time in good faith by appropriate proceedings, and a reserve has been established by the Corporation or the applicable Subsidiary in its books and records in accordance with US GAAP;

(b)	deemed liens and trusts arising by operation of law in connection with workers’ compensation, employment insurance and other social security legislation, in each case, which secure obligations not at the time due or delinquent or, if due or delinquent, the validity of which is being contested at the time in good faith by appropriate proceedings, and a reserve has been established by the Corporation or the applicable Subsidiary in its books and records in accordance with US GAAP;

(c)	liens under or pursuant to any judgment rendered, or claim filed, against any the Corporation or a Subsidiary, which the Corporation or such Subsidiary shall be contesting at the time in good faith by appropriate proceedings, and a reserve has been established in its books and records in accordance with US GAAP;

(d)	liens and charges incidental to construction or current operations which have not at such time been filed pursuant to law or which relate to obligations not due or delinquent or the validity of which are being contested in good faith by appropriate proceedings and as to which a reserve has been established by the Corporation or the applicable Subsidiary in its books and records in accordance with US GAAP;

(e)	easements, rights of way, servitudes or other similar rights in land (including, without in any way limiting the generality of the foregoing, rights of way and servitudes for railways, sewers, drains, gas and oil and other pipelines, gas and water mains, electric light and power and telecommunication, telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved or taken by other persons which individually or in the aggregate do not materially detract from the value of the land concerned or materially impair its use in the operation of the business of the Corporation or the applicable Subsidiary;

(f)	the right reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, licence, franchise, grant or permit acquired by the Corporation or a Subsidiary or by any statutory provision, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(g)	subject to the prior written consent of the Investor, such consent not to be unreasonably withheld or delay, offtake financing on terms and conditions satisfactory to the Investor;

(h)	the lien resulting from the deposit of cash or securities (i) in connection with performance of bids, contracts, leases, tenders or expropriation proceedings, or (ii) to secure workers’ compensation, surety or appeal bonds, performance bonds, letters of credit, costs of litigation when required by law and public and statutory obligations, or (iii) in connection with the discharge of liens or claims incidental to construction and mechanics’, warehouseman’s, carriers’ and other similar liens arising in the ordinary course of business;

(i)	security given by the Corporation or a Subsidiary to a public utility or any municipality or governmental or other public authority when required by such utility or municipality or other authority in connection with the operations of the Corporation or such Subsidiary, all in the ordinary course of its business;

(j)	title defects or irregularities which are of a minor nature and in the aggregate will not materially impact the use of the subject property for the purpose for which it is held;

(k)	applicable municipal and other governmental restrictions affecting the use of land or the nature of any structures which may be erected thereon, provided such restrictions have been complied with and will not materially impair the use of the subject property for the purpose for which it is held;

(l)	the reservation in any original grants from the Crown of any land or interests therein and statutory exceptions and reservations to title;

(m)	liens securing capital or finance leases or purchase money liens relating solely to the acquisition of equipment necessary for the development, construction or operation of the Mine, provided that such liens extend only to the property clearly and individually identified as acquired or financed thereby (including the proceeds of such property) and do not extend to any other assets of the Corporation or any Subsidiary;

(n)	any operating lease entered into in the ordinary course of business; provided that the same is not a sale-leaseback;

(o)	liens in respect of Permitted Indebtedness that is permitted hereunder to be secured; and

(p)	any other Liens of the Corporation or its Subsidiary as set out in Schedule A;

“Permitted Indebtedness” means:

(a)	all indebtedness set out in Schedule B of this Agreement;

(b)	all indebtedness of the Corporation and any Subsidiary owing to the United States Environmental Protection Agency under the EPA Settlement Agreement with respect to the Mine;

(c)	unsecured indebtedness comprised of amounts owed to trade creditors and accruals in the ordinary course of business, which are either not overdue or, if disputed and in that case whether or not overdue, are being contested in good faith by the Corporation or any Subsidiary by appropriate proceedings diligently conducted, and provided always that the failure to pay such indebtedness would not involve and material risk of loss of any material part of its assets;

(d)	obligations in respect of surety or performance bonds and/or letters of credit required to be provided to the United States Environmental Protection Agency as set out in Schedule C to this Agreement or with the prior written consent of the Investor, such consent not to be unreasonably withheld or delayed, obligations in respect of surety or performance bonds and/or letters of credit required to be provided to the United States Environmental Protection Agency in respect of Financial Assurance (under and as defined in the EPA Settlement Agreement) of up to US$17,000,000, which obligations, in the case of surety or performance bonds, are permitted to be partially secured by letters of credit (in amounts satisfactory to the Investor);

(e)	indebtedness in respect of capital or finance leases or purchase money liens permitted by paragraph (l) of the definition of “Permitted Encumbrances”;

(f)	subject to the prior written consent of the Investor, such consent not to be unreasonably withheld or delayed, any reclamation bonds relating to the Mine required in connection with the construction, development or operation of the Mine; and

(g)	any unsecured loans made between the Corporation and Silver Valley, provided that such indebtedness shall be unsecured pursuant to a subordination agreement in favour of (among others) the Investor;

“Person” means any individual, sole proprietorship, partnership, firm, entity, joint venture, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Entity, and where the context requires, any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

“Proposed Transfer” has the meaning set out in Section 3.2(c);

“Proposed Transfer Notice” has the meaning set out in Section 3.2(c);

“Recapitalization Agreement” means the recapitalization agreement dated the date hereof between the Corporation, Silver Valley Metals Corp., the Investor, Sprott Private Resource Streaming and Royalty (Collector), LP, Sprott Private Resource Streaming and Royalty (US Collector), LP, Sprott Private Resource Streaming and Royalty Annex (US Collector), LP, Sprott Private Resource Streaming and Royalty (US), LP, Sprott Private Resource Streaming and Royalty (International), LP, Sprott Private Resource Streaming and Royalty (Canada), LP, Ninepoint Alternative Credit Opportunities Fund and Ninepoint Credit Income Opportunities Fund;

“Securities” means the Shares and/or Subject Securities, as the case may be;

“Shareholder” means a holder of Shares;

“Shares” means the common shares in the capital of the Corporation;

“Silver Valley” means Silver Valley Metals Corp.

“Standstill Period” means the period of time commencing on the Effective Date and ending on the earlier of: (a) the date that is 12 months following the Effective Date and (b) the date on which the Ownership Percentage ceases to be at least 10%;

“Subject Securities” means any securities of the Corporation convertible into or exercisable or exchangeable for Shares, including Warrants, convertible debt securities and rights to purchase equity securities;

“Subscription Agreement” means the subscription agreement dated March 5, 2025 between the Corporation and the Investor;

“Subscription Notice” has the meaning set out in Section 5.1(b);

“Subsequent Offering” has the meaning set out in Section 5.1(a);

“Subsequent Offering Notice” has the meaning set out in Section 5.1(a);

“Subsidiary” means, with respect to a specified Person, another Person that is Controlled, directly or indirectly, by such specified Person, and includes a Subsidiary of that Person; provided that, for greater certainty, neither the Corporation nor any of its Subsidiaries is a Subsidiary of the Subscriber or any of its Subsidiaries for the purposes of this Agreement;

“Transfer” includes any direct or indirect transfer, sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, granting of any option, right or warrant to purchase (including any short sale, put option or call option) or other disposition;

“US GAAP” means, in relation to any Person at any time, accounting principles generally accepted in the United States applied on a basis consistent with the most recent audited financial statements of such Person and, if applicable, its consolidated affiliates (except for changes disclosed in the notes to such financial statements); and

“Warrant” means a Share purchase warrant of the Corporation.

1.2	Rules of Construction

In this Agreement, unless otherwise expressly stated or the context otherwise requires:

(a)	the terms “Agreement”, “this Agreement” and similar expressions refer to this Agreement in its entirety and not to any particular provision of this Agreement;

(b)	references to an “Article” or “Section” followed by a number or letter refer to the specified Article or Section of this Agreement;

(c)	words importing the singular number only shall include the plural and vice versa, and words importing the use of any gender shall include all genders;

(d)	the word “including” is deemed to mean “including without limitation” and all similar variations;

(e)	any reference to this Agreement, or to any other contract, document or other instrument, includes, and is a reference to, this Agreement or such other contract, document or other instrument, as the same may have been, or may from time to time be, amended, restated, replaced, supplemented or novated, and includes any schedules or exhibits;

(f)	any reference to a statute refers to such statute, and all rules and regulations made under such statute, as the same may have been amended, re-enacted or replaced;

(g)	any time period within which a payment is to be made or any other action is to be taken under this Agreement shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(h)	whenever any action is required to be taken or period of time is to expire on a day other than a Business Day, such action shall be taken or period shall expire on the next following Business Day.

1.3	Ownership Percentage

(a)	Subject to Section 1.3(b), for purposes of this Agreement “Ownership Percentage” means, at a particular time, the percentage ownership interest of the Investor and each Affiliate of the Investor, taken as a whole, in the equity capital of the Corporation, which shall be calculated by dividing (i) the number of Shares held by the Investor and its Affiliates by (ii) the total number of Shares issued and outstanding at such time. In (i), the number of Shares used in the calculation will include the exercise, exchange and/or conversion, by the Investor and its Affiliate(s) of any Subject Securities held by the Investor and its Affiliate(s) at such time. In (ii), the number of Shares used in the calculation will include the exercise, exchange, and/or conversion, of all of the securities of the Corporation then issued and outstanding.

(b)	In determining the Ownership Percentage, any Shares issued as a result of a Subsequent Offering shall be disregarded and the Investor shall be deemed to hold the Ownership Percentage it would have held at such time if such Subsequent Offering had not occurred unless and until the Corporation has delivered to the Investor a Subsequent Offering Notice in respect of such Subsequent Offering and the Investor fails to provide a Subscription Notice to the Corporation within the time required in Section 5.1(b), in which case the Shares issued in connection with such Subsequent Offering shall be included in the total number of Shares issued and outstanding for purposes of determining the Ownership Percentage.

Article 2

BOARD OF DIRECTORS

2.1	Board Nominee

(a)	If and for so long as the Investor has a 10% or greater Ownership Percentage, the Investor shall have the right but not the obligation to designate one Investor Nominee for election to the Board. For greater clarity, the Investor shall no longer be entitled to designate an Investor Nominee after the date on which this Agreement has been terminated in accordance with Section 7.12.

(b)	The Corporation agrees to nominate and recommend for election, at each meeting of Shareholders at which Directors are to be elected, the Investor Nominee designated by the Investor in accordance with Section 2.1(d).

(c)	The Investor agrees that any Investor Nominee and any replacement Investor Nominee shall meet all qualification requirements under Applicable Laws and Exchange rules, and have such skills and experience reasonably consistent with other individuals who hold directorships on mining companies listed on the Exchange, and such individual consents in writing to serve as a Director (the “Director Eligibility Criteria”).

(d)	The Corporation shall provide the Investor with written Notice (the “Nomination Notice”), promptly, and in any event, not less than 90 days in advance of the date set for the meeting of Shareholders at which Directors are to be elected. The Nomination Notice shall include a request for the identification of any Investor Nominee and the detailed information required to be included in an information circular with respect to the appointment of any Investor Nominee. The Investor shall be required to, not later than 45 days in advance of the date set for a meeting of Shareholders of which the Investor is notified pursuant to this Section 2.1(d), provide the Corporation with written Notice of the identity and particulars requested in the Nomination Notice. If the Investor does not advise the Corporation of the identity of the Investor Nominee at least 45 days prior to the date set for the meeting of Shareholders at which Directors are to be elected (for any reason other than failure by the Corporation to provide the Investor with the Nomination Notice within the period prescribed by this Section 2.1(d)), then the Investor will be deemed to have nominated the incumbent Investor Nominee, or if there is no incumbent Investor Nominee, no nominee.

(e)	If at any time, there is no Investor Nominee on the Board, the Investor may request the appointment of an Investor Nominee, and the Board shall appoint such Investor Nominee to the Board (and/or the Corporation shall take all steps required under corporate law and Exchange rules to appoint or elect such Investor Nominee), subject to Applicable Law, to serve on the Board until the next annual general meeting of Shareholders; provided that the Investor Nominee (i) is identified by the Investor to the Corporation, and (ii) meets the Director Eligibility Criteria.

(f)	If an incumbent Investor Nominee ceases to serve as a Director, whether due to such Investor Nominee’s death, disability, resignation or removal, the Investor shall have the right to nominate a replacement Investor Nominee and the Corporation shall cause the Board to appoint, as soon as practicable, such replacement Investor Nominee in accordance with this Agreement to fill the vacancy caused by such death, disability, resignation or removal, provided that such Investor Nominee satisfies the Director Eligibility Criteria and the Investor remains eligible to nominate such Investor Nominee pursuant to Section 2.1(a).

(g)	If the Investor ceases to have any right to appoint an Investor Nominee pursuant to Section 2.1(a), the Investor shall use commercially reasonable efforts to, unless requested otherwise by the Corporation, cause the Investor Nominee to forthwith resign from the Board.

2.2	Management to Endorse and Vote

The Corporation agrees that management of the Corporation shall, in respect of every meeting of Shareholders at which the election of Directors is to be considered, and at every reconvened meeting following an adjournment or postponement of such meeting, endorse and recommend the Investor Nominee identified in the Corporation’s proxy materials for election to the Board, so long as the Investor is entitled to appoint the Investor Nominee and such Investor Nominee satisfies the Director Eligibility Criteria, and shall vote any Shares in respect of which management is granted a discretionary proxy in favour of the election of such Investor Nominee to the Board at every such meeting.

2.3	Rights and Privileges of Investor Nominee

(a)	The Investor Nominee shall be eligible to serve on any committee of the Board provided that the Investor Nominee satisfies the eligibility criteria for such committee as determined by the Board or an authorized committee thereof from time to time, Applicable Laws and Exchange rules. Notwithstanding the Investor Nominee’s eligibility, committee membership shall be in the sole discretion of the Board.

(b)	The Investor Nominee shall be entitled to the benefit of any directors’ liability insurance or indemnity to which other Directors are entitled.

(c)	The Investor Nominee shall be reimbursed for all reasonable expenses related to its service on the Board on a basis that is consistent with the Corporation’s policies for Director reimbursement. The Investor Nominee shall be entitled to compensation consistent with the compensation received by other non-employee independent members of the Board, including any fees and equity awards.

2.4	Right to Information

During the term of this Agreement, the Corporation and its Subsidiaries shall from time to time provide the Investor with such reasonably requested information relating to the financial condition, business or corporate affairs of the Corporation, as soon as practicable following any such request, which information may include (without limitation) historical and pro-forma management-prepared financial reports (including income statements and statements of cash flow) and financial, construction and operational projections (including cash flow projections), and customary project control documents and information relating to the development of the Mine, for such period or periods as the Investor may reasonably request, and for greater certainty, the Investor Nominee may also attend weekly meetings with the Board. Notwithstanding the foregoing, the Corporation will not be obligated to provide information (a) it deems in good faith to be a trade secret or similar confidential information, or (b) the disclosure of which would adversely affect the solicitor-client privilege between the Corporation and its counsel.

Article 3

additional rights and covenants

3.1	Standstill

(a)	The Investor covenants and agrees that, during the Standstill Period, it shall not, and it shall cause its Affiliates not to, in any manner, directly or indirectly, or in concert with any other Person:

(i)	propose or seek to effect any Change of Control Transaction, including by entering into a support agreement or lock-up agreement in respect of such a transaction, provided that for greater certainty, the Investor and its Affiliates shall be permitted to tender to, vote in favour of, and/or enter into a support agreement or lock-up agreement in respect of a Change of Control Transaction supported by a majority of the Board;

(ii)	solicit proxies from Shareholders or form, join, support or participate in a group to solicit proxies from Shareholders with a view to replacing the members of the Board;

(iii)	purchase, offer or agree to purchase or negotiate to purchase any Securities that would cause the Ownership Percentage to exceed 45%, or assets of the Corporation, without the advance written authorization of the Board;

(iv)	advise or encourage any Person proposing any of the foregoing (including forming a “group” with any such Person); or

(v)	make any public announcement or take any action in furtherance of the foregoing.

(b)	Notwithstanding Section 3.1(a) and in accordance with Applicable Law, the Investor and its Affiliates shall not be restricted from:

(i)	acquiring Securities with the prior written consent of the Corporation;

(ii)	making a confidential proposal to the Board regarding any of the transactions or activities contemplated in Section 3.1(a), entering into discussions or negotiations with the Board or the Corporation with respect to the terms of any such proposal, and entering into any agreement with the Corporation providing for the consummation of such proposal; provided that the Investor shall not make any public disclosure of the making of or terms of such proposal except with the prior written consent of the Corporation, such consent not to be unreasonably withheld;

(iii)	acquiring Securities upon exercise, exchange or conversion of any Subject Securities in accordance with their respective terms;

(iv)	acquiring Securities in accordance with the terms of the Participation Rights set forth in Section 5.1;

(v)	participating in rights offerings conducted by the Corporation;

(vi)	receiving stock dividends or similar distributions made by the Corporation;

(vii)	provided that the Investor has not breached Section 3.1(a), tendering Shares to a formal take-over bid for the Shares or any similar transaction by an arm’s length third party; or

(viii)	disposing of Shares by operation of a statutory amalgamation, merger, arrangement, business combination or other statutory procedure involving the Corporation or the Shares.

(c)	Section 3.1(a) shall cease to be of any force or effect as of the public announcement or public disclosure of (A) commencement of a Credible Bid, or an intention to undertake a Credible Bid, for voting or equity securities of the Corporation or any of its Affiliates, (B) any agreement, arrangement or understanding in respect of a merger, amalgamation, arrangement, asset purchase or other business combination transaction involving the Corporation or any of its Affiliates, or an intention to make an offer to the Corporation or any of its Affiliates to undertake such a transaction, which would, if completed, result in (x) any class of outstanding voting securities of the Corporation being converted into cash or securities of another Person resulting in shareholders (excluding, for the avoidance of doubt, any shareholder who is acquiring voting securities of the Corporation as part of the transaction) holding less than 50% of the voting securities of the resulting or surviving entity, or (y) all or substantially all of the Corporation’s assets being sold to any person or group (other than the Investor), (C) the commencement of any proceeding by or against the Corporation in connection with the dissolution, liquidation, winding up, bankruptcy or similar reorganization of the Corporation, (D) the appointment of a trustee, receiver, manager or other administrator of the Corporation or any of its material properties or assets, or (E) the Corporation seeking protection under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or similar legislation.

3.2	Limitations on Transfer

(a)	The Investor agrees that it shall not, directly or indirectly, Transfer any Shares (or any other right or option to acquire Shares (pursuant to the terms of a Subject Security or otherwise)) unless the Investor has first complied with the requirements of this Article 3.

(b)	Provided that the Investor has at least a 10% Ownership Percentage, the Investor agrees that, during the period of time commencing on the Effective Date and ending on the date that is 18 months following the Effective Date, it shall not, directly or indirectly, Transfer any Shares (or any other right or option to acquire Shares (pursuant to the terms of a convertible, exchangeable or exercisable security or otherwise)) to or for the benefit of any Person where the other Person would, immediately following such Transfer, either alone or together with other Persons acting jointly or in concert with such Person, beneficially own, or exercise control or direction over, 10% or more of the issued and outstanding Shares on the date of such Transfer, on a partially-diluted basis. Notwithstanding the foregoing, the Investor shall not be deemed to have breached its obligations under this Section 3.2(b) with respect to any Transfer of Shares to any Person if such Transfer is (i) not specifically directed by the Investor to be made to a particular counterparty or counterparties and the Investor does not have any reason to believe that such Transfer would be in violation of the foregoing or (ii) made pursuant to any Transfer in accordance with Section 3.2(e).

(c)	Provided that the Investor has at least a 10% Ownership Percentage, if the Investor desires to Transfer any Shares to, or for the benefit of, any Person other than one described in (b) above (a “Proposed Transfer”), the Investor shall first give written notice by email (the “Proposed Transfer Notice”) to the Corporation and then shall cooperate with the Corporation in good faith to find a buyer to Transfer such Shares that is acceptable to the Corporation, for no less than 10 Business Days prior to the consummation of a Proposed Transfer. If no such buyer is found after not less than 10 Business Days, the Investor may proceed with the Proposed Transfer to a buyer of its choosing.

(d)	If the Investor does not complete the Proposed Transfer to a buyer of its choosing within 30 days of the date of the Proposed Transfer Notice, the provisions of this Section 3.2 shall again apply.

(e)	For greater certainty, nothing in this Section 3.2 shall restrict the Investor from (i) transferring any Shares (or any other right or option to acquire Shares (pursuant to the terms of a Subject Security or otherwise)), provided that the Investor has complied with this Article 3; or (ii) transferring, selling or tendering any or all of its Shares (or any other right or option to acquire Shares (pursuant to the terms of a Subject Security or otherwise)) (A) pursuant to any actual or proposed Change of Control Transaction, provided such Change of Control Transaction has been approved by the Board, (B) pursuant to any arrangement, amalgamation, business combination or similar transaction of the Corporation, (C) to the Corporation for purchase and cancellation under any normal course issuer bid or substantial issuer bid of the Corporation in place from time to time or (D) to any nominee or custodian where there is no change in beneficial ownership. Notwithstanding the foregoing, any Transfer by the Investor shall, in addition to compliance with this Section 3.2, be in compliance with all Applicable Securities Laws.

Article 4

COVENANTS OF THE CORPORATION

4.1	Matters Requiring Special Approval

(a)	If and for so long as the Investor has a 10% or greater Ownership Percentage, no action shall be taken by or on behalf of the Corporation or its Subsidiaries with respect to:

(i)	with the exception for the ongoing process to secure the US EXIM debt finance, incurring any indebtedness or granting any additional liens other than, (i) Permitted Encumbrances, (ii) Permitted Indebtedness and (iii) such other indebtedness and liens as consented to in writing by Investor in its sole discretion; and

(ii)	the granting of royalties, entering into of streaming arrangements or undertaking of any other non-equity financing without the prior written consent of the Investor in its sole discretion.

(b)	The Investor may from time to time provide notice to the Corporation of the Investor’s request for the Corporation to raise additional capital through an Equity Financing (a “Demand Notice”). Upon receipt of a Demand Notice, the Corporation shall, for a period of up to 30 Business Days (the “Demand Period”), consider in good faith the Investor’s request as set forth in the Demand Notice giving consideration to alternative financing options. On or prior to the expiration of the Demand Period, the Corporation shall provide a notice to the Investor setting forth:

(i)	its decision to undertake an Equity Financing on the basis of the Demand Notice and, subject to Exchange Requirements, the Corporation will use commercially reasonable efforts to undertake such Equity Financing; or

(ii)	its decision to undertake, in lieu of an Equity Financing, an alternative financing satisfactory to the Investor acting reasonably and having regard to the financing objective for which the Demand Notice was provided and, following a period of no less than three Business Days during which the Investor may provide comments with respect to such alternative financing which the Corporation will consider and incorporate in good faith, and subject to Exchange Requirements, the Corporation will use commercially reasonable efforts to undertake such alternative financing, the proceeds of either of which will be used to repay debt or fund the Corporation’s construction, operations, and development.

Notwithstanding the foregoing, the Corporation shall not be required to undertake an Equity Financing or alternative financing in lieu thereof:

(i)	during any black-out period in which the Corporation is not permitted to issue securities or insiders of the Corporation are restricted from trading in securities of the Corporation under Applicable Law, the Corporation’s insider trading policy or any other applicable policy of the Corporation;

(ii)	within a period of 12 months after the date of completion of an Equity Financing or alternative financing in respect of which a Demand Notice was delivered;

(iii)	if the Corporation is actively employing good faith commercially reasonable efforts to conduct an Equity Financing or alternative financing and, where a Demand Notice sets forth a requested amount of proceeds, such Equity Financing or alternative financing is targeting proceeds of an amount comparable to such requested amount of proceeds;

(iv)	if Shareholder approval is required under Applicable Laws for the Corporation to complete such an Equity Financing or alternative financing;

(v)	if the filing of a prospectus or a registration statement is required under Applicable Laws for the Corporation to complete such an Equity Financing or alternative financing;

(vi)	where the Corporation is required to distribute securities under any jurisdiction other than a province or territory of Canada (excluding Quebec); or

(vii)	within a period of 90 days after any 60 day period during which, the Corporation has pursued an Equity Financing following its receipt of a Demand Notice and has been unable to complete such Equity Financing.

Article 5.

PARTICIPATION RIGHTS

5.1	Participation Right

(a)	Subject to Applicable Laws and Exchange approval, for so long as the Investor has a 10% or greater Ownership Percentage, if the Corporation issues or proposes to issue any Securities from its treasury for the purpose of raising capital, which for greater certainty shall exclude the issuance of any additional Securities that may be issuable upon the exercise of any other participation, stock option, equity incentive plan, top-up or pre-emptive rights provided to any third party prior to the date hereof and any Exempt Issuance (any such issuance, a “Subsequent Offering”), then the Corporation shall promptly, and, in any event no later than one Business Day following the public announcement of such Subsequent Offering (and if the Subsequent Offering is not announced, no later than ten days prior to the closing date for the issuance of the securities in the Subsequent Offering), provide a written Notice (the “Subsequent Offering Notice”) to the Investor setting out: (i) the number of Securities issued or contemplated to be issued in connection with the Subsequent Offering and the total number of Shares and Subject Securities issued and outstanding as of the close of business on the Business Day immediately preceding the Subsequent Offering Notice; (ii) the material terms and conditions of any Subject Securities issued or contemplated to be issued in connection with the Subsequent Offering, including any term sheets or offer sheets, if any; (iii) the subscription price per Share or Subject Security issued or to be issued in connection with the Subsequent Offering; and (iv) the proposed closing date for the issuance of Securities to the Investor, assuming the Investor exercises its Participation Rights, which closing date shall be the later of (A) 14 days following the date of the Subsequent Offering Notice, (B) the closing date set for the Subsequent Offering, (C) if Shareholder approval is required under Applicable Laws for the Corporation to complete the issuance of Securities to the Investor pursuant to its exercise of its Participation Rights, the Business Day following receipt of such Shareholder approval, or (D) such other date as the Corporation and the Investor may agree.

(b)	Subject to the receipt by the Corporation of all required regulatory approvals and compliance with Applicable Laws, the Investor shall have the right (the “Participation Right”), upon providing notice (“Subscription Notice”) to the Corporation within ten Business Days, or three Business Days in the case of a bought deal, following receipt of the Subsequent Offering Notice that it intends to exercise its Participation Right, in whole or in part, to subscribe for and to be issued, on the same terms and conditions of such Subsequent Offering:

(i)	in the case of a Subsequent Offering of Shares, up to such number of Shares that will allow the Investor to maintain the Ownership Percentage held immediately prior to the completion of the Subsequent Offering; and

(ii)	in the case of a Subsequent Offering of Subject Securities, up to such number of Subject Securities that will (assuming the conversion, redemption, exercise or exchange of all Subject Securities issuable in connection with the Subsequent Offering and of all Subject Securities issuable pursuant to the Participation Right) allow the Investor to maintain the Ownership Percentage held immediately prior to the completion of the Subsequent Offering.

In the Subscription Notice, the Investor shall specify the number of Shares and Subject Securities beneficially owned, directly or indirectly, by it and its Affiliates as at the date of the Subsequent Offering Notice, and the number of Securities for which the Investor is subscribing. In the case of a Subsequent Offering that is qualified by a prospectus, the Corporation will use commercially reasonable efforts to qualify the Securities subscribed for by the Investor pursuant to such prospectus, failing which the Securities subscribed for by the Investor will be issued on a private placement basis concurrently with the closing of the Subsequent Offering, subject to receipt of any required Shareholder approval and Exchange or other regulatory approvals. The Corporation will use its commercially reasonable efforts to promptly obtain (including by applying for any necessary price protection confirmations) all necessary Exchange approvals for the listing of all Shares (including Shares underlying Subject Securities) to be issued to the Investor pursuant to this Article 5. If the Investor is prohibited by Applicable Securities Laws or other Applicable Laws or the rules of any stock exchange from participating on substantially the terms and conditions of the Subsequent Offering, the Corporation shall use commercially reasonable efforts to enable the Investor to participate on terms and conditions that are as substantially similar as circumstances permit.

(c)	If the Investor exercises the Participation Rights and the Corporation is required, under the rules and policies of the Exchange or Applicable Securities Laws, to seek Shareholder approval for the issuance of Securities to the Investor pursuant to this Section 5.1, the Corporation shall use commercially reasonable efforts to, duly call and hold a meeting of its Shareholders to consider (and the Corporation shall recommend that Shareholders vote in favour of) the issuance of the Securities to the Investor within 75 days after the date that the Investor is advised by the Exchange that it will require such Shareholder approval. The Investor may close any such Subsequent Offering prior to obtaining Shareholder approval; provided that, during the period between the closing of any such Subsequent Offering and the date of the Shareholder meeting to consider the issuance of the Securities to the Investor, the Ownership Percentage shall be deemed to be the Ownership Percentage, immediately prior to the closing of the Subsequent Offering.

(d)	For greater clarity, in the event the Corporation grants any other participation right(s) or pre-emptive right(s) to any third party or parties after the date hereof, the Corporation shall ensure such right(s) is or are subject to the Participation Right of the Investor provided by this Article 5, and the Corporation shall ensure additional Securities are offered for issuance to the Investor so as to give effect to this Section 5.1(d) (in relation to the exercise of any such other participation right(s) or pre-emptive right(s) provided to any third party or parties).

(e)	If an Exempt Issuance causes the Investor’s (i) Ownership Percentage to be less than 10%, provided that the Investor’s Ownership Percentage was not less than 10% prior to the Exempt Issuance, the Corporation shall provide the Investor with prompt written notice (the “Dilution Notice”) of the occurrence of such Exempt Issuance and the Investor shall have the right within 15 Business Days of it receiving the Dilution Notice, by providing written notice to the Corporation, to subscribe, at a price determined in good faith by the Board if the Shares are not then listed on an Exchange or a price equal to the Market Price if the Shares are listed on an Exchange, for that number of Shares required for the Investor to maintain its Ownership Percentage at 10%, as applicable. Upon receipt of such notice and the applicable subscription price, the Corporation shall issue such additional number of Shares to the Investor as soon as practicable.

(f)	Notwithstanding the foregoing, the Investor shall only be entitled to exercise its Participation Right once for each Subsequent Offering.

(g)	Notwithstanding the obligations of the Corporation set forth in Section 5.1(a) through Section 5.1(f), if the Corporation conducts an at-the-market offering of Securities or other similar offering of Securities (an “ATM Offering”), the Corporation will not be required to provide the Investor with advance notice of any such ATM Offering; however, the Corporation will be required to offer (an “ATM Offer”) the Investor the opportunity to purchase Securities on a quarterly basis up to such aggregate amount as would enable the Investor to maintain (but not increase) its Ownership Percentage on the following terms:

(i)	The Investor shall be entitled to purchase such Securities at a price equal to the volume weighted average price at which Securities were sold pursuant to such ATM Offering over the immediately preceding three-month period.

(ii)	The Investor shall have 10 Business Days from the date of such ATM Offer to elect to purchase, and to fully fund the purchase, of any such Securities. If the Investor does not elect to purchase any Securities and/or does not provide immediately available funds for the purchase of such Securities to the Corporation within 10 Business Days of the date of such ATM Offer, the Investor’s rights to purchase such Securities shall terminate.

Article 6

Representations and Warranties

6.1	Representations and Warranties of the Corporation

The Corporation represents and warrants to the Investor as follows and acknowledges and agrees that the Investor is relying on such representations and warranties to enter into this Agreement:

(a)	the Corporation is duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to execute and deliver this Agreement;

(b)	this Agreement has been duly executed and delivered by the Corporation; and

(c)	assuming the due execution and delivery of this Agreement by the Investor, this Agreement constitutes the valid and binding agreement of the Corporation, enforceable against the Corporation in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect.

6.2	Representations and Warranties of the Investor

The Investor represents and warrants to the Corporation as follows and acknowledges and agrees that the Corporation is relying on such representations and warranties to enter into this Agreement:

(a)	the Investor is validly existing and in good standing under the laws of Canada and has all requisite corporate power and authority to execute and deliver this Agreement;

(b)	this Agreement has been duly executed and delivered by the Investor; and

(c)	assuming the due execution and delivery of this Agreement by the Corporation, this Agreement constitutes the valid and binding agreement of the Investor, enforceable against the Investor in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect.

Article 7

GENERAL

7.1	Notices

All notices, demands or other communications (in any case, a “Notice”) to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or by email addressed to the recipient. Each Notice shall be delivered, mailed or sent electronically to the Parties at the respective addresses or email addresses indicated below:

If to the Corporation:

Bunker Hill Mining Corp.

Suite 300-1055 West Hastings Street

Vancouver, BC V6E 2E9

Attention:	Gerbrand Van Heerden
Email:	[***]

with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP

Suite 3500 - 1133 Melville Street

Vancouver, BC V6E 4E5

Attention:	Jamie Kariya
Email:	[***]

If to the Investor:

Teck Resources Limited

Suite 3300 – 550 Burrard Street

Vancouver, BC V6C 0B3

Attention:	Nic Hooper, Executive Vice President and Chief Corporate Development Officer
Email:	[***]

with copies (which shall not constitute notice) to:

Teck Resources Limited

Suite 3300 – 550 Burrard Street

Vancouver, BC V6C 0B3

Attention:	Corporate Secretary
Email:	[***]

Any such Notice so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of emailing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the Notice is delivered, emailed or sent before 5:00 p.m. (Vancouver time) on such day. Otherwise, such Notice shall be deemed to have been given and made and to have been received on the next following Business Day. Any such Notice sent by mail shall be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided however that no such Notice shall be mailed during any actual or apprehended disruption of postal services. Any such Notice given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

7.2	Further Assurances

Each Party shall act in good faith in performing its obligations and exercising its rights under this Agreement, and shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Party may reasonably require from time to time for the purpose of giving effect to this Agreement, and shall use reasonable commercial efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

7.3	Assignment

This Agreement is not assignable by any Party except: (a) with the prior written consent of the other Party, or (b) with respect to any assignment by the Investor to any Affiliate of the Investor, in which case no written consent of the Corporation shall be required, provided that the Investor gives prompt written Notice of such assignment to the Corporation and such Affiliate agrees to be bound by the terms of this Agreement and executes a written joinder to this Agreement.

7.4	Injunctive Relief

Each Party agrees that any breach of the terms of this Agreement may result in immediate and irreparable injury and damage to the other Party for which the other Party could not be adequately compensated by damages. Each Party therefore agrees that, in the event of any such breach or any anticipated or threatened breach, the other Party shall be entitled to equitable relief by way of temporary or permanent injunction, without having to prove damages or post any bond, in addition to any other remedies (including damages) to which such Party may be entitled at law or in equity.

7.5	Entire Agreement

This Agreement, together with the Subscription Agreement and the Recapitalization Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral, with respect to the subject matter of this Agreement. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter of this Agreement except as provided in this Agreement.

7.6	Time of Essence

Time shall be of the essence of this Agreement.

7.7	Governing Law

This Agreement is governed by and shall be interpreted and construed in accordance with the Applicable Laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of British Columbia situated in the City of Vancouver and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

7.8	Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

7.9	Waiver

No waiver of any provision of this Agreement shall be binding unless it is in writing. No indulgence or forbearance by a Party shall constitute a waiver of such Party’s right to insist on performance in full and in a timely manner of all covenants in this Agreement. Waiver of any provision shall not be deemed to waive the same provision after such waiver, or any other provision of this Agreement at any time.

7.10	Amendments

This Agreement may be amended or supplemented only by a written agreement signed by each of the Parties.

7.11	Binding Effect

This Agreement shall be binding upon the Parties, their heirs and legal personal representatives, and their respective permitted successors and permitted assigns.

7.12	Termination

This Agreement shall terminate and all rights and obligations hereunder shall cease immediately upon the earlier of: (i) the date the Parties hereto agree in writing to terminate this Agreement, or (ii) the Ownership Percentage ceases to be at least 10% for a continuous period of at least 30 days (other than in cases where the Ownership Percentage falls below 10% due to (A) the failure of the Corporation to comply with its obligations under this Agreement or to use commercially reasonable efforts to obtain any required Shareholder, Exchange or other approval or authorization for any issuance of Securities to the Investor pursuant to its rights under Article 5 of this Agreement, or (b) one or more ATM Offerings, provided that the Investor exercises its right to purchase Securities in accordance with Section 5.1(g) in connection with such ATM Offering(s), and as a result thereof its Ownership Percentage is at least 10%).

7.13	No Partnership

Nothing in this Agreement will be deemed to constitute a partnership, agency or similar relationship between the Parties. Except as provided herein or as the Parties may otherwise agree, each Party shall have the right to engage in and receive the full benefits from any independent business activities or operations, whether or not competitive with the business activities and operations carried on by the other Party, without consulting with, or incurring any obligation to, the other Party.

7.14	Public Disclosure

The Corporation shall provide prior notice to the Investor of any public disclosure that it proposes to make which includes the name of the Investor or any of its Affiliates, together with a draft of such disclosure; provided that, except as required by Applicable Securities Laws, in no circumstance shall any public disclosure of the Corporation include the name of the Investor or any of its Affiliates without the Investor’s prior written consent in its sole discretion.

7.15	Counterparts

This Agreement may be executed by the Parties in any number of counterparts, each of which is deemed to be an original, and such counterparts together shall constitute one and the same instrument. Delivery of an executed signature page by email or other electronic means (including via DocuSign) shall be as effective as delivery of a manually executed counterpart of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the Parties have caused this Agreement to be duly executed as of the date first above written.

BUNKER HILL MINING CORP.

by	/s/ Sam Ash
Name:	Sam Ash
Title:	Chief Executive Officer

TECK RESOURCES LIMITED

by	/s/ Nicholas Hooper
Name:	Nicholas Hooper
Title:	EVP & Chief corporate Development Officer

Schedule A

Permitted Encumbrances

Sprott Liens

Encumbrances created by the Corporation and Silver Valley in favour of Sprott Private Resource Streaming and Royalty (Collector), LP (the “Sprott Security Agent”), as security agent for the Sprott Entities, under the following security documents:

1.	the security agreement dated as of January 28, 2022 among the Corporation and Silver Valley (together the “Obligors”), as debtors, and the Sprott Security Agent, as amended by a second omnibus amendment dated June 17, 2022, and as it may be further amended, amended and restated, modified or supplemented from time to time;

2.	the mortgage, assignment of production, assignment of leases and rents, security agreement, financing statement and fixture filing dated as of January 28, 2022 between Silver Valley and the Sprott Security Agent; as amended by as amended by a first amendment to mortgage, assignment of production, assignment of leases and rents, security agreement, financing statement and fixtures filing dated June 17, 2022, a second amendment to mortgage, assignment of production, assignment of leases and rents, security agreement, financing statement and fixtures filing dated August 8, 2024 and a third amendment to mortgage, assignment of production, assignment of leases and rents, security agreement, financing statement and fixtures filing dated on or about the date of Closing and as the same may be further amended, amended and restated, modified, supplemented or replaced from time to time;

3.	a stock pledge agreement dated as of January 28, 2022, as amended, restated, supplemented or otherwise modified from time to time, between the Obligors in favour of the Sprott Security Agent; and

4.	all other assignments, deeds of trust, mortgages, account control agreements, pledges and other security agreements pursuant to which an Obligor grants to the Sprott Security Agent for the benefit of certain affiliates thereof, mortgages, charges, pledges, liens or security interests in all or some of its present and after acquired property as security for the obligations under certain project finance documents entered into between the Obligors and various Sprott entities.

Encumbrances created by the Corporation and Silver Valley in favour of the Sprott Security Agent in connection with the following royalty agreements:

5.	the royalty agreement dated as of June 23, 2023, as amended, granted by Silver Valley in favour of the Sprott Security Agent;

6.	the additional royalty agreement dated as of December 12, 2024, as amended, between Silver Valley, as royalty grantor, the Corporation, as guarantor, and the Sprott Security Agent; and

7.	the royalty agreement dated on or about the date of closing, granted by Silver Valley in favour of the Sprott Security Agent

Liens in favour of Teck Metals Ltd. (the “Teck Lender”)

Encumbrances in favour of the Teck Lender, as follows:

1.	the security agreement dated on or about the date of Closing among the Obligors, as debtors, and the Teck Lender, as it may be amended, amended and restated, modified or supplemented from time to time;

2.	the stock pledge agreement dated on or about the date of Closing between the Corporation and the Teck Lender with respect to the shares in Silver Valley; and

3.	the mortgage, assignment of production, assignment of leases and rents, security agreement, financing statement and fixture filing to be entered into on or about the date of Closing or shortly thereafter between Silver Valley and the Teck Lender; as the same may be amended, amended and restated, modified, supplemented or replaced from time to time; and

Monetary Metals Liens

Encumbrances created by the Corporation and Silver Valley in favour of Monetary Metals Bond III LLC (“Monetary Metals”) in connection with the note purchase agreement dated as of August 8, 2024, as amended by a first amending agreement dated as of November 11, 2024, as may be further amended, modified, supplemented or restated from time to time, between the Corporation, Silver Valley and Monetary Metals Bond, under the following security documents

1.	a security agreement dated on or about August 8, 2024 among the Obligors and Monetary Metals;

2.	a stock pledge agreement dated on or about August 8, 2024 between the Corporation and Monetary Metals;

3.	a mortgage, assignment of production, assignment of leases and rents, security agreement, financing statement and fixture filing agreement dated on or about August 8, 2024, as amended

MineWater Liens

Encumbrances created by the Corporation and Silver Valley in favour of MineWater LLC pursuant to the following security documents:

1.	Mortgage granted by Silver Valley in favour of MineWater LLC dated as of October 31, 2022;

2.	Stock pledge granted by the Corporation in favour of MineWater LLC dated as of October 31, 2022; and

3.	Security agreement granted by the Corporation and Silver Valley dated as of October 31, 2022 in favour of MineWater, LLC;

TD Liens

In connection with the Terms for Guaranteed Investment Certificates (GICs) and Term Deposits for Non-Personal Customers dated June 9, 2022, as amended by a first amending agreement dated June 9, 2022 in respect of certain term deposits with The Toronto-Dominion Bank in the aggregate amount of up to US$10,000,000, the following Lien was filed:

1.	Personal Property Security Act (Ontario) financing statement filed in favour of The Toronto-Dominion Bank, and registered against the Corporation as registration no. 20220519 1534 1590 3258 and reference file no. 783160254 for a period of 7 years in respect of “accounts” and “other” and containing a general collateral description of:

“The security interest is granted by the debtor in favour of the secured party pursuant to an assignment of term deposits and credit balances (as may be amended from time to time) in respect of certain present and future property and collateral described therein and subject thereto including without limitation present and future monies and collateral accounts, present and future amounts and interest thereon due or accruing due to the debtor pursuant to present and future term deposit instruments, and all present and future proceeds thereof of whatever nature and kind”.

Surety Bond/EPA Settlement Obligations:

The Corporation is currently in negotiations to restructure the surety bond and/or letter of credit arrangements which support the obligations under the EPA Settlement Agreement. Currently the above noted Encumbrances in favour of MineWater and The Toronto-Dominion Bank provide support for certain indebtedness of the Corporation in connection satisfying the requirements under the EPA Settlement Agreement. Following the restructuring of the Corporation’s surety bond arrangements, the following Encumbrances will be in place:

1)	The existing letter of credit in the amount of US $2,500,000 issued to Trisura Guaranty Insurance Company by The Toronto-Dominion Bank will be replaced by a comparable letter of credit arrangement, cash collateral arrangement or surety bond; and

2)	The letter of credit in the amount of US $500,000 issued to Indemnity National Insurance Company by The Toronto-Dominion Bank in connection with the US$4,000,001 surety bond with Indemnity National Insurance Company will be replaced by a comparable surety bond issued by Applied Underwriters which will be supported by either cash collateral in a blocked account or by a letter of credit issued by an American domiciled bank which letter of credit will be in the amount of $1,500,000 and be fully cash collateralized;

a.	In connection with the replacement of the surety bond issued by Indemnity National Insurance Company, the lien on the MineWater LLC land in connection with a US$20,000 monthly financing fee payable to MineWater in connection with the MineWater limited indemnity will be discharged and such payment obligation will be terminated.

Real Property Liens

Silver Valley obtained a title opinion entitled Updated Title Opinion of the Bunker Hill Mine dated June 5, 2025 (the “Opinion”), provided by Lyons O’Dowd, PLLC (“Lyons”), which opinion is based on the following: (1) the Owner’s Policy of Title Insurance issued by Old Republic National Title Insurance Company dated January 7, 2022 (Policy No. OX 14054441), attached thereto as Exhibit 1-A (the “Bunker Hill Mine Title Policy”) and incorporated therein by reference; (2) the Owner’s Policy of Title Insurance issued by First American Title Insurance Company dated March 2, 2022 (Policy No. 5011400-1025527-WA), attached thereto as Exhibit 1-B (the “NEI Title Policy”), incorporated therein by reference; (3) the Owner’s Policy of Title Insurance issued by Old Republic National Title Insurance Company dated August 30, 2024 (Policy No. OY-08324093), attached thereto as Exhibit 1-C (the “Rock House Policy”), incorporated therein by reference; (4) that certain Standard Leasehold Owner’s Policy of Title Insurance issued by First American Title Insurance Company dated February 21, 2025 (File No. 1177584-WA) attached thereto as Exhibit 1-D (the “C&E Leasehold Policy”) incorporated therein by reference; (5) the Mineral Guarantee issued by Flying S Title and Escrow of Idaho, Inc. dated May 9, 2025 (Guarantee No. 5010500-1177547-WA) attached thereto as Exhibit 2 (the “Guarantee”) and incorporated therein by reference; (4) the Bureau of Land Management Mining Claims Customer Information Report dated June 2, 2025, attached as Exhibit 3 thereto, describing the 78 unpatented claims recently located by Silver Valley (the “Unpatented Claims”); (5) the Limited Claim Summary prepared by Lyons, which summarizes the relevant dates of location, recording dates, and payment history of the Unpatented Claims and attached thereto as Exhibit 4 (the “Limited Claim Summary”); (6) the Judgment Tax Lien Guarantee dated May 16, 2025 (Guarantee No. 5010500-1177520-WA) reflecting any judgments and tax liens issued against the Guarantor, attached thereto as Exhibit 5 (the “Judgement Guarantee”) and incorporated therein by reference; (5) the Recorded Document Guarantee dated May 16, 2025 (Guarantee No. 5010500-1177520-WA) reflecting all deeds, leases/sublease, mortgages/deeds of trust, environmental protection liens and all other documents recorded in the land records of Shoshone County from July 1, 2024 through May 16, 2025, attached thereto as Exhibit 6-A (the “Recorded Document Guarantee”) and (6) the previously issued Recorded Document Guarantee dated July 12, 2024 (Guarantee No. 5010500-1149481-WA) reflecting all deeds, leases/sublease, mortgages/deeds of trust, environmental protection liens and all other documents recorded in the land records of Shoshone County from January 1, 2023 through July 12, 2024 (the “2024 Recorded Document Guarantee”), attached thereto as Exhibit 6-B.

The Opinion was provided to reflect any changes in the condition of title since Lyons last provided an opinion of title dated August 8, 2024. Since completing the 2024 Opinion, Silver Valley purchased additional real property described in Exhibit A to the Rock House Policy, as well as real property described in Exhibit A to the NEI Title Policy. Additionally, Silver Valley located 78 unpatented mining claims as more particularly described in the Unpatented Mining Claims Customer Information Report.

The Opinion, which is made subject to all qualifications, exceptions, reservations, assumptions, disclaimers, exclusions, conditions and limitations set forth therein, and as of the date thereof, provides that (1) Silver Valley is the owner of the Property (defined as the property described in Paragraph 4, Schedule A, to Exhibit 1-A of the Title Policy, together with the property described in Paragraph 4, Schedule A, to Exhibit 1-B of the NEI Title Policy, the property described in Paragraph 4, Schedule A, to Exhibit 1-C of the Rock House Policy and the patented mining claims without surface rights more particularly described in Exhibit A to Exhibit 2 of the Guarantee), (2) that C&E Tree Farm L.L.C., an Idaho limited liability company, is the owner of the property described in Paragraph 4, Schedule A, to Exhibit 1-D of the C&E Leasehold Policy and (3) Silver Valley is the owner to the Unpatented Claims subject to the paramount title of the United States; all subject to the following:

1.	Schedule B to the Title Policy, Exceptions from Coverage, items 1 through 81; provided that, however, those exceptions previously identified in Schedule B – Section II of the Title Commitment known as Exceptions 8 through 23, 57-61, 66 and 69-78, have been satisfied and removed as exceptions to the Title Policy.

2.	Schedule B to the NEI Title Policy, Exceptions from Coverage, items 1 through 33; provided that, however, those exceptions previously identified in Schedule B – Section II of the Title Commitment known as Exceptions 14, 18 and 26, have been satisfied and removed as exceptions to the NEI Title Policy.

3.	Schedule B to the Rock House Policy, Exceptions from Coverage, items 1 through 24.

4.	Schedule B to the C&E Leasehold Policy, Part II, Exceptions from Coverage, items 1 through 32.

5.	Schedule A to the Mineral Guarantee, items A through H (including Deeds of Record items 1 through 31).

6.	Schedule A to the Judgement Guarantee, Exceptions, item 1 which provides that the Title Company searched for judgments and tax liens against Silver Valley and found none in the public records.

7.	Schedule A to the Recorded Document Guarantee, Designated Documents 1 through 15. Designated Document 1 is the Second Amendment to the Sprott Mortgage (Instrument Number 522445), which includes additional real property as collateral for the loans. Designated Document 2 is the Mortgage with Monetary Metals Bond III LLC securing the note for the US Dollar equivalent of up to 1,200,000 ounces of silver (Instrument Number 522446). Designated Documents 3 and 4 are a Correction Deed (Instrument 522625) and the Warranty Deed (522626) conveying the Rock House Property from the Bankruptcy Trustee to Tim Hopper and Tom Hopper, and subsequently from Tim Hopper and Tom Hopper to SVMC. Designated Documents 6, 11, 12, 13, 14 and 15 are the Mechanic’s Liens encumbering the Property. Documents 5, 6 and 11 were filed by Performance Energy Services (“PES”) pertaining to claims for unpaid amounts in the amended amount of $2,914,194.63 (Instrument Numbers 523179-Document 6 and 524136-Document 11) and $661,105.09 (Instrument Number 523073 and 523485). SVMC has settled the total amounts owed in the amounts of $2,734,533.68 and $475,000 respectively. The liens identified in Instrument Numbers 523073 (formerly Designated Document 5) and 523485 (this document was not identified but is the amendment to the lien) have been satisfied and released by the Release of Claim of Lien, recorded as Instrument Number 525219. SVMC has a payment plan with respect to the other liens filed by PES, which payments are currently overdue. Document 12 is the Claim of Lien filed GBI Core in the amount of $193,981.75 (Instrument Number 524643). Documents 13, 14 and 15 are liens filed by Corridor Contractors, LLC (in the amounts of $94,620.79 (Instrument Number 524907), $198,129.81 (Instrument Number 524908), and $8,266.00 (Instrument Number 524909)). SVMC management represent that all remaining liens (Designated Documents 6, 11, 12, 13, 14, and 15) will be satisfied with funds from closing. Designated Document 7 is a UCC Financing Statement Amendment (Instrument 523701) related to the Mortgage recorded as 512402, and which adds additional collateral as security for the obligations owed to Sprott Resource Streaming and Royalty (Collector) LP. Designated Document 8 (Instrument Number 523758) is an amendment to the Royalty Agreement with Sprott Private Resource Streaming and Royalty (US Collector), LP, which adds additional real property acquired from Northern Enterprises as security for the obligations owed to Sprott Resource Streaming and Royalty (Collector) LP. Designated Document 8 (Instrument Number 523759) is an Additional Royalty Agreement with Sprott Private Resource Streaming and Royalty (US Collector), LP, in exchange for an advance in the amount of $5,000,000.00. Designated Document 10 (Instrument Number 523942) is the Third Amendment to Mortgage, Assignment of Production, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing between SVMC and Sprott Private Resource Streaming and Royalty (US Collector), LP, which adds the Rock House Parcel as additional real property as security for the obligations owed. The Firm notes this document is identified as the “Second Amendment” but appears to be a typographical error as the referenced document is, in fact, the Third Amendment to Mortgage.

8.	Schedule A to the 2024 Recorded Document Guarantee, Designated Documents, items 1 through 14. Documents 1, 2 and 3 are the Special Warranty Deeds conveying the Mine (including associated water rights) from Placer Mining, William M. Pangburn and Shirley A. Pangburn to Silver Valley (Instrument Numbers 512137, 512138, and 512139). Document 4 is a Warranty Deed conveying patented mining claims from Northern Enterprises Inc. to Silver Valley (Instrument Number 512783. Documents 5 and 6 include a Claim of Lien (Instrument Number 512226) and a termination/notice (Instrument Number 512227), the analysis of which is included in the Opinion. Documents 7 and 8 are the security interests encumbering the Mine in the form of a mortgage (naming Silver Valley as the mortgagor and Sprott Collector, on behalf of certain affiliates of Sprott Collector, as the mortgagee, Instrument Number 512401) and a UCC security statement (naming Silver Valley as the Borrower and Sprott Collector as the secured party, Instrument Number 512402), both of which encumber the Mine and its associated interests, such as rents, profits, equipment, etcetera. Document 9 is the First Amendment to Mortgage, Assignment of Production, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing between Silver Valley and Sprott Collector, Instrument Number 515171, which document amends certain terms of the mortgage described above, Instrument Number 512401. Documents 10, 11 and 12 relate to the interests held by Silver Bowl Inc. (“Silver Bowl”) related to the adjusted boundary and ownership interests agreed to between Silver Bowl and The Bunker Hill Company in 1956 (the “1956 Agreement”, Instrument Numbers 169726 and 297329). Document 9 relates to the percentage interest that Silver Valley (as successor in title to The Bunker Hill Company) would have in the areas referred to as Area “A” and Area “B” in the 1956 Agreement (Instrument Number 513837). Documents 10 and 11 are restated Quitclaim Deeds recorded September 27, 2022 (respectively, Instrument Numbers 515469 and 515470) by Silver Bowl. Both deeds purport to consolidate and restate (i) Instrument Number 169726 and 297329 (for the boundary change and shared ownership interests in Area “A” and “B” discussed above), and (ii) Instrument Number 510929 recorded in October 2021 (providing notice of an address change by Silver Bowl to Placer Mining). Document 13 is the Mortgage, Assignment of Production, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing naming Silver Valley as Mortgagor and MineWater, LLC, a Colorado limited liability company as Mortgagee, Instrument Number 515907, which encumbers the Mine and its associated interests (as described therein) in exchange for the issuance of certain surety bonds (see MineWater Liens discussed above). Document 14 is the Royalty Agreement between SPRSR US Collector, Silver Valley, and the Corporation.

9.	Title to the Unpatented Claims is vested with the United States and subject to further processing by the United States Bureau of Land Management and those additional exceptions set forth in the Opinion.

Schedule B

Indebtedness

Sprott

Series 1 Convertible Debentures:

Six (6) amended and restated Series 1 convertible debentures dated as of the date hereof, as amended, in the aggregate principal amount of $6,000,000 bearing interest at 5% per annum and convertible at the option of the Corporation or debentureholders into common shares of the Corporation.

Series 2 Convertible Debentures:

Three (3) Series 2 convertible debentures dated as of the date hereof, as amended, in the aggregate principal amount of up to US$15,000,000 bearing interest at 5% per annum and convertible at the option of the Corporation or debentureholders into common shares of the Corporation.

Series 3 Convertible Debentures:

Two (2) Series 3 convertible debentures dated as of the date hereof, as amended, in the aggregate principal amount of up to US$4,000,000 bearing interest at 5% per annum and convertible at the option of the Corporation or debentureholders into common shares of the Corporation.

Loan Agreement:

The amended and restated loan agreement (the “Loan Agreement”) whereby the Lenders party thereto made available to the Corporation the maximum aggregate principal amount of US$15,000,000. Each Advance (as defined in the Loan Agreement) bearing interest at 10% per annum from the Funding Date (as defined in the Loan Agreement) of such Advance to June 30, 2027, and from June 30, 2027 to the date of repayment in full, at 15% per annum.

Monetary Metals

Promissory Note:

Secured promissory note purchase agreement dated as of August 8, 2024, as amended by a first amending agreement dated as of the date hereof (as may be further amended, the “MM NPA”) between Silver Valley, as borrower, the Corporation and Monetary Metals, as amended by a first amendment dated November 11, 2024 and a second amendment dated as of the date hereof, pursuant to which Silver Valley issued a secured promissory note dated as of August 8, 2024 (as may be further amended, the “MM Note”) in the aggregate principal amount equal to the U.S. Dollar equivalent of up to 1,200,000 troy ounces of silver. As of the date hereof, an aggregate principal amount equal to 1,098,400 silver ounces has been advanced under the MM Note.

EPA

EPA Debt and Ongoing EPA Obligation:

Historical water treatment payables to the EPA pursuant to the EPA Settlement Agreement (as defined below) in the aggregate amount of US$17,000,000 (the “EPA Debt”), due on the dates and in the instalments set out below:

-	November 1, 2024: US$3,000,000;

-	November 1, 2025: US$3,000,000;

-	November 1, 2026: US$3,000,000;

-	November 1, 2027: US$3,000,000;

-	November 1, 2028: US$3,000,000; and

-	November 1, 2029: US$2,000,000.

“EPA Settlement Agreement” means the consent decree among the United States of America and Placer Mining Company, Inc., filed with the United States District Court District of Idaho on March 3, 2018 and approved on June 19, 2018 and the settlement agreement and order on consent for response action by Bunker Hill Mining Corp. among the EPA and the Corporation, dated as May 15, 2018 (EPA Region 10 CERCLA Docket No. 10-2017-0123), as amended by the first amendment to the settlement agreement and order on consent for response action by Bunker Hill Mining Corp. among the EPA and the Corporation dated December 19, 2021.

The EPA Debt and the monthly charge paid by the Corporation to the EPA in respect of the acid mine drainage being treated in a water treatment facility operated by the IDEQ pursuant to the EPA Settlement Agreement (the “Ongoing EPA Obligation”). The Ongoing EPA Obligation is expected to last for the life of the Mine and beyond.

MineWater

Limited Indemnity:

Limited indemnity of up to US$3,000,000 granted by the Corporation and Silver Valley to MineWater LLC, MineWater Finance and MW HH LLC (collectively, “MineWater”) pursuant to the terms and conditions of an agreement re: financing cooperation dated as of September 27, 2022 between the Obligors and MineWater.

TD Bank

GIC:

Terms for guaranteed investment certificates (GICs) and term deposits for non-personal customers dated June 9, 2022, as amended by a first amending agreement dated June 9, 2022, in respect of certain term deposits with The Toronto-Dominion Bank in the aggregate amount of up to US$10,000,000 (the “TD GIC”). The TD GIC Debt relates to a pre-approved credit unit at The Toronto-Dominion Bank which can issue the Corporation letters of credit. As of June 18, 2024, the Corporation can issue up to US$10,000,000 in letters of credit. The Corporation, currently has two letters of credit outstanding, which are a (i) letter of credit in the amount of US$2,500,000 issued to Trisura Guaranty Insurance Company, and (ii) letter of credit in the amount of US$500,000 issued to Indemnity National Insurance Company.

TD Bank and Minewater Debt Restructuring

Post-Restructuring:

The Corporation is currently in negotiations to restructure the surety bond and/or letter of credit arrangements which support the obligations of the Corporation and Silver Valley under the EPA Settlement Agreement. Currently, the above noted indebtedness from MineWater and The Toronto-Dominion Bank provide support for the Corporation’s obligations under the EPA Settlement Agreement. Following the restructuring of the Corporation’s surety bond arrangements, the following indebtedness will be in place:

1.	The existing letter of credit in the amount of US $2,500,000 issued to Trisura Guaranty Insurance Company by The Toronto-Dominion Bank will be replaced by a comparable letter of credit arrangement, cash collateral arrangement or surety bond; and

2.	The letter of credit in the amount of US $500,000 issued to Indemnity National Insurance Company by The Toronto-Dominion Bank in connection with the US$4,000,001 surety bond with Indemnity National Insurance Company will be replaced by a comparable surety bond issued by Applied Underwriters which will be supported by either cash collateral in a blocked account or by a letter of credit issued by an American domiciled bank which letter of credit will be in the amount of $1,500,000 and be fully cash collateralized;

a.	In connection with the replacement of the surety bond issued by Indemnity National Insurance Company, the lien on the MineWater LLC land in connection with a US$20,000 monthly financing fee payable to MineWater in connection with the MineWater limited indemnity will be discharged and such payment obligation will be terminated.

Teck

SP Facility:

The Standby Prepayment Facility Agreement pursuant to which, among other things, Teck Metals Ltd. will provide an uncommitted revolving standby prepayment facility of up to US$10,000,000 to the Corporation and Silver Valley (the “SP Facility”). The SP Facility will bear interest at a rate equal to 13.5% per annum until June 30, 2027 and at a rate equal to 15% per annum thereafter, calculated and capitalized quarterly.

Promissory Note:

The amended and restated demand promissory note dated as of May 21, 2025 (the “Teck Promissory Note”) between the Corporation, as debtor, and Teck Resources Limited, as creditor, pursuant to which Teck Resources Limited has provided to the Corporation an aggregate maximum principal amount of up to US$4,400,000 to the Corporation. The Principal Amount (as defined in the Teck Promissory Note) outstanding from time to time will bear interest equal to 12% per annum. The Teck Promissory Note will be repaid in full, together with accrued and unpaid interest thereon, on or about the date hereof.

Accounts Payable

Amounts owing under certain accounts payable, not to exceed US$4,000,000, which amounts shall be repaid, in part, through the issuance of shares in the capital of the Corporation.

Schedule C

Surety or Performance Bonds/Letters of Credit

Updated Surety Bond/EPA Settlement Obligations

The Corporation is currently in negotiations to restructure the surety bond and/or letter of credit arrangements which support the obligations of the Obligors under the EPA Settlement Agreement. Currently, the above noted indebtedness from MineWater and The Toronto-Dominion Bank provide support for the Corporation’s obligations under the EPA Settlement Agreement. Following the restructuring of the Corporation’s surety bond arrangements, the following indebtedness will be in place:

3.	The existing letter of credit in the amount of US $2,500,000 issued to Trisura Guaranty Insurance Company by The Toronto-Dominion Bank will be replaced by a comparable letter of credit arrangement, cash collateral arrangement or surety bond; and

4.	The letter of credit in the amount of US $500,000 issued to Indemnity National Insurance Company by The Toronto-Dominion Bank in connection with the US$4,000,001 surety bond with Indemnity National Insurance Company will be replaced by a comparable surety bond issued by Applied Underwriters which will be supported by either cash collateral in a blocked account or by a letter of credit issued by an American domiciled bank which letter of credit will be in the amount of $1,500,000 and be fully cash collateralized;

a.	In connection with the replacement of the surety bond issued by Indemnity National Insurance Company, the lien on the MineWater LLC land in connection with a US$20,000 monthly financing fee payable to MineWater in connection with the MineWater limited indemnity will be discharged and such payment obligation will be terminated.